EXHIBIT 99.1

2320 NW 66TH COURT
GAINESVILLE, FL 32653
352-377-1140
FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech, Inc. Adopts Common

Stock Purchase Rights Plan

Gainesville, FL, December 19, 2003 — Exactech, Inc., (NASDAQ: EXAC) announced today that its board of directors has adopted a common stock purchase rights plan and declared a dividend distribution of one common stock purchase right on each outstanding share of the company’s common stock.

The company stated that the rights plan is similar to those adopted by many other public companies. The rights are designed to ensure that all of Exactech’s shareholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of the company which might provide inadequate value to shareholders. The plan is a precaution taken to protect the rights of Exactech shareholders.

The rights are intended to enable all Exactech shareholders to realize the long-term value of their investment in the company. They will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting a takeover.

Each right has an initial exercise price of $90.00 for one share of the company’s common stock. The rights will be exercisable only if a person or group acquires 15% or more of Exactech’s common stock (or 10% of such stock under certain circumstances) or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock (or 10% of such stock under certain circumstances). Upon such occurrence, each right (other than rights owned by such person or group) will entitle the holder to purchase from the company the number of shares of the company’s common stock having a market value equal to twice the exercise price of the right.

If Exactech is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power, after a person or group has acquired 15% or more of the company’s outstanding common stock (or 10% of such stock under certain circumstances), each right (other than rights owned by such person or group) will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

Following the acquisition by a person or group of 15% or more of the company’s common stock (or 10% of such stock under certain circumstances) and prior to an acquisition of 50% or more of the common stock, the board of directors may exchange the rights (other than rights owned by such person or group) at an exchange ratio of one share of common stock per right.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the company’s common stock (or 10% of such stock under certain circumstances), the rights are redeemable for $.001 per right at the option of the board of directors. For as long as the rights are then redeemable, the company may extend the period during which it may redeem the rights.

The dividend distribution will be made on December 29, 2003, payable to shareholders of record on that date. The rights will expire on December 15, 2013. The rights distribution is not taxable to shareholders.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in 20 countries in Europe, Asia, Australia and Latin America. Copies of EXAC press releases, SEC filings, current price quotes and other valuable information for investors may be found on the websites http://www.exac.com and http://www.hawkassociates.com

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com Investors may also contact Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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